Exhibit 10.1

The BrightView Executive Savings Plan

As Amended and Restated July 1, 2025

The BrightView Executive Savings PLAN

PREAMBLE

1. BrightView Landscapes, LLC hereby amends and restates The BrightView Executive Savings Plan, effective as of July 1, 2025. The Plan was originally adopted effective as of April 1, 2000, and has been amended from time to time. The purpose of the Plan is to provide a select group of the Company’s key management and highly compensated employees an opportunity, in accordance with the terms and conditions of the Plan, to defer the receipt of Compensation. By offering this Plan, the Company intends to build management loyalty and its business, provide a tax deferral alternative, permit deferral of amounts beyond the limits of its qualified plans, and further enhance its benefit plans. Notwithstanding any provision in the Plan to the contrary, this Plan is intended to comply with the requirements of Code section 409A.

2. The Plan is an unfunded benefit plan within the meaning of ERISA Sections 201, 301, and 401 and the Code. Benefits payable under the Plan with respect to a Participant or Beneficiary will be paid from the general assets of the Company. The right of a Participant or Beneficiary to receive payment under the Plan is merely a contractual right to payment from the Company, and the Plan does not give Participants or Beneficiaries any interest in, or right to, any of the assets of the Company or any Affiliated Company other than as a general creditor of his or her employer.

3. Participation in the Plan is voluntary. A Participant may elect to defer a portion of his or her Compensation under the Plan and, at all times, will be 100% Vested in amounts credited to his or her Deferral Account (and, to the extent applicable to contributions prior to January 1, 2018, Company Matching Contribution Account).

ARTICLE I. DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they will have the meanings specified below.

a. “Account” or “Accounts” means the bookkeeping accounts maintained for each Participant to record his or her Deferrals and any Company Matching Contribution Amounts allocated to him or her, as adjusted pursuant to Section 4.3.

b. “Affiliated Company” means any company or corporation directly or indirectly controlled by BrightView Landscapes, LLC.

c. “Base Salary” has the same meaning of “Compensation” as set forth in The BrightView 401(k) Plan.

d. “Beneficiary” or “Beneficiaries” means the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Plan Administrator (or its designee), in accordance with Section 6.2, to receive any benefits that may be payable under the Plan in the event of the Participant’s death.

e. “Board of Directors” or “Board” means the Board of Directors of the Company.

f. “Code” means the Internal Revenue Code of 1986, as amended.

g. “Company” means BrightView Landscapes, LLC.

h. “Company Matching Contribution Account” means the Account maintained by the Company for each Participant that is credited with Company Matching Contribution Amounts, if any, allocated to the Participant, and net earnings and losses on those amounts, as provided in Section 4.2.

i. “Company Matching Contribution Amount” means an amount, if any, credited by the Company to a Participant’s Company Matching Contribution Account for a Plan Year pursuant to Section 4.2. For the avoidance of doubt, no Company Matching Contributions were or will be made to the Plan from and after January 1, 2018.

j. “Compensation” means, with respect to a Participant for a Plan Year, the sum of the Participant’s Base Salary and Performance Bonus included in the Participant’s wages for income tax purposes for the Plan Year. Amounts distributed from a Participant’s Accounts in any Plan Year will not be considered Compensation again in the year of distribution.

k. “Deferral Account” means the Account maintained by the Company for each Participant that is credited with the Participant’s Deferrals, and net earnings and losses on those amounts, as provided in Section 4.1.

l. “Deferrals” means the portion of a Participant’s Compensation that he or she elects to defer pursuant to Section 4.1.

m. “Disability” means a condition of a Participant that results in such Participant qualifying for benefits under the Company’s long-term disability plan, as in effect from time to time.

n. “Distributable Amount” means the Vested balance in the Participant’s Accounts.

o. “Distribution Event” means, with respect to a Participant, the earliest to occur of (1) the Participant’s Separation from Service, (2) the Participant’s Scheduled Withdrawal Payment Date, (3) approval of an Unforeseen Emergency Withdrawal, or (4) the Participant’s death.

p. “Effective Date” means July 1, 2025.

q. “Eligible Employee” means any common law employee of the Company who is designated by the Plan Administrator to be eligible to participate in this Plan.

r. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

s. “Initial Election Period” means the period selected by the Plan Administrator or its designee immediately preceding the Plan Year beginning after the date on which an individual first becomes an Eligible Employee. Notwithstanding the foregoing, for an Eligible Employee who is hired during a Plan Year and offered the opportunity to enroll for their initial year of employment in the sole discretion of the Plan Administrator, their Initial Election Period will be the 30-day period after the individual becomes an Eligible Employee. For all other new hires who are Eligible Employees, their Initial Election Period will be as set forth in the first sentence of this subsection (s).

t. “Participant” means an Eligible Employee who becomes a participant in this Plan in accordance with Article II.

u. “Payment Date” means, with respect to each lump sum distribution and the first distribution in a series of installment payments (if applicable), monthly on the 15th day of the month which next follows the applicable Distribution Event; provided however, that for a Scheduled Withdrawal Payment Date that occurs while a Participant remains employed by the Company, the Payment Date will be January 15; of the elected calendar year; and provided further, that, for any Participant who is a Specified Employee, if the Distribution Event is the Participant’s Separation from Service, the Payment Date will be the 15th day of the month following a six-month delay following Separation from Service, and further subject to Section 6.1.

v. “Performance Bonus” means, with respect to a Participant, any performance-based bonus paid under any bonus plan of the Company which the Company designates as providing a deferrable Performance Bonus under this Plan. Amounts distributed from a Participant’s Accounts in any Plan Year are not considered a Performance Bonus again in the year of distribution.

w. “Permissible Investment” means one of the mutual funds, insurance company separate accounts, indexed rates, or other measurements of investment performance selected from time to time by the Plan Administrator, in its sole discretion, for the purpose of providing the basis on which investment gains and losses will be attributed to Participant’s Accounts, as provided in Section 3.3

x. “Plan” means The BrightView Executive Savings Plan, as amended from time to time.

y. “Plan Administrator” means the Board of Directors or its delegate.

z. “Plan Year” means the calendar year.

aa. “Retirement Plan” means The BrightView 401(k) Plan.

bb. “Scheduled Withdrawal Payment Date” means the date elected by the Participant pursuant to Section 3.2(a) for payment of amounts from his or her Accounts that will be deferred in a given Plan Year, as adjusted for attributable earnings and losses, to be made or to commence as set forth on the Participant’s election form (electronically or otherwise) for that Plan Year. A Participant’s Scheduled Withdrawal Payment Date can be no earlier than during the second Plan Year following the Plan Year for which the applicable Deferrals are credited to the Participant’s Account.

cc. “Separation from Service” means, with respect to a Participant, the complete termination of the employment relationship between the Participant and the Company and all Affiliated Companies for any reason other than death. Whether a Separation from Service has occurred will be determined in accordance with Code section 409A(2)(A)(i) and Treasury regulation section 1.409A-1(h).

dd. “Specified Employee” means a Participant who, on the date of his or her separation from service, is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury regulation section 1.409A-1(i). The Company shall determine in its sole and absolute discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

ee. “Unforeseeable Emergency” has the meaning given to that term in Section 6.3.

ff. “Unforeseeable Emergency Withdrawal” means a distribution due to an “Unforeseeable Emergency” pursuant to Section 6.3.

gg. “Vested” means, with respect to an Account, that portion of the Participant’s interest in the Account that is nonforfeitable.

hh. “Year of Service” means each 12 calendar months of service with the Company from the Participant’s employment commencement date with the Company.

1.2 Rules of Construction.

a. The Plan is intended to comply with (i) Code section 409A and (ii) the applicable provisions of ERISA, and it will be interpreted and administered accordingly. Except as provided in the preceding sentence or as otherwise expressly provided in this document, the Plan will be construed, enforced, and administered, and its validity determined, in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to conflict of law principles, and the following provisions of this Section.

b. Words used in the masculine gender will be construed to include the feminine gender where appropriate, and vice versa.

c. Words used in the singular will be construed to include the plural where appropriate, and vice versa.

d. The headings and subheadings in the Plan are inserted for the convenience of reference only and are not to be considered in the construction of any provision of the Plan.

ARTICLE II. PARTICIPATION

2.1 In General. An Eligible Employee will become a Participant only after completing such forms (electronically or otherwise) and making such elections as the Plan Administrator (or its designee) may prescribe, including an agreement to be bound by the terms of the Plan and all determinations of the Plan Administrator.

2.2 Participation. An Eligible Employee will become a Participant by electing to defer Compensation in accordance with Section 3.1 and such procedures as may be established from time to time by the Plan Administrator (or its designee). An individual who, at any time, ceases to be an Eligible Employee will continue to defer Compensation until the end of the Plan Year in which he or she ceases to be an Eligible Employee, and no future Deferrals will be allowed until such time as the individual again becomes an Eligible Employee. In such a case, the individual will remain a Participant with respect to amounts already deferred but not yet withdrawn or distributed. A Participant will remain a Participant until all amounts to which he or she is entitled under the Plan have been paid.

ARTICLE III. DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation and/or Performance Bonuses.

a. Initial Election Period. Subject to the provisions of Article II, each Participant may elect to defer Compensation by filing with the Plan Administrator (or its designee) an election that conforms to the requirements of this Section 3.1, on a form (electronically or otherwise) provided by the Plan Administrator (or its designee), no later than the last day of his or her Initial Election Period.

b. Deferral of Base Salary and Performance Bonuses - General Rule. The amount of Base Salary and Performance Bonus that a Participant may elect to defer is limited to Base Salary and Performance Bonus to be earned in a Plan Year after the time at which the Participant makes an election to defer in accordance with subsection (a). A Participant may defer up to 70% of his or her Base Salary and up to 70% of his or her Performance Bonus, provided that the total amount deferred by the Participant will be limited in any calendar year, if necessary, to satisfy Social Security tax (including Medicare), income tax, and employee benefit plan withholding requirements on the Deferral, each as applicable, as determined in the sole and absolute discretion of the Plan Administrator (or its designee). The Plan Administrator (or its designee) may establish certain minimum contribution amounts from time to time with respect to particular Plan Years. The Company shall credit an amount to the Participant’s Account equal to the amount of such amount(s) deferred.

c. Duration of Election to Defer Base Salary and/or Performance Bonus. A Participant’s initial election to defer Base Salary and/or Performance Bonus must be received by the Plan Administrator (or its designee) prior to the last day of the Participant’s Initial Election Period and will be effective with respect to Base Salary and/or Performance Bonus received in the Plan Year after the deferral election is processed and for the duration of that Plan Year. Except as provided in subsection (e), a Participant’s deferral election will continue in effect for the entire Plan Year. A Participant must make a new deferral election for each

Plan Year by filing a new election on or before the end of the election period (as established by the Plan Administrator or its designee) prior to the beginning of the next Plan Year, which election will be effective on the first day of the next Plan Year.

d. Suspension of Deferral Election Due to Unforeseeable Emergency. A Participant’s Deferrals may be suspended for the remainder of a Plan Year if the Participant experiences an Unforeseeable Emergency.

e. Suspension of Deferral Election Due to Disability. A Participant’s Deferrals may be suspended for the remainder of a Plan Year if the Participant experiences a Disability.

3.2 Elections as to Timing and Form of Payment of Benefits.

a. Election of Scheduled Withdrawal Payment Date. At the time a Participant makes a deferral election pursuant to Section 3.1, the Participant will also elect his or her Scheduled Withdrawal Payment Date, if any, for the payment of the Participant’s Vested Accounts attributable to those Deferrals. The Participant will communicate this timing decision by submitting an applicable form (electronically or otherwise) to the Plan Administrator or its designee.

b. Election of Form of Payment. At the time a Participant makes a deferral election pursuant to Section 3.1, the Participant will also elect the form of the distribution for those Deferrals, as described in subsection (c). The Participant will communicate this form of payment decision by submitting an applicable form (electronically or otherwise) to the Plan Administrator (or its designee).

c. Forms of Payment. A Participant may elect either (i) a lump sum payment on the Participant’s Payment Date, or (ii) substantially equal monthly, quarterly, or annual installment payments over a period of two (2) to fifteen (15) years, provided that any minimum balance established by the Plan Administrator (or its designee) for installments is met. If all or any portion of an Account is payable in installments, the first installment will be paid as of the Participant’s Payment Date, and the remaining installments will be paid on each applicable anniversary of the Payment Date. Each installment will consist of a percentage of the Account, which will be equal to (i) one, divided by (ii) one plus the number of installments remaining after the installment for which the calculation is being made. If the Participant does not elect a form of payment pursuant to this subsection (c), he or she will be deemed to have elected a lump sum.

d. No Subsequent Elections Regarding Timing and Form of Payment. Except as provided in Article VI of this Plan, a Participant may not revoke or revise a prior election as to the timing and form of payment under the Plan.

3.3 Deemed Investment Elections.

a. At the time of making the deferral elections described in this Article III, the Participant will designate, on a form (electronically or otherwise) provided by the Plan Administrator (or its designee), the Permissible Investments in which the Participant’s Accounts will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to those Accounts. On a form (electronically or otherwise) provided by the Plan Administrator (or its designee), a Participant may change each of his or her deemed investment allocations at least monthly or more frequently as permitted by the Plan Administrator or its designee. If a Participant fails to elect a Permissible Investment under this Section, he or she will be deemed to have elected the Permissible Investment selected by the Plan Administrator to be the default Permissible Investment pursuant to subsection (b).

b. The Plan Administrator, in its sole and absolute discretion, will select the Permissible Investments to be available under the Plan. The Plan Administrator may, in its sole and absolute discretion, discontinue, substitute, or add a Permissible Investment at any time for any reason. The Plan Administrator, in its sole and absolute discretion, will select one of the Permissible Investments as the default Permissible Investment, to serve as the measure of investment earnings and losses on the Accounts of Participants who fail to elect a Permissible Investment pursuant to subsection (a), and the Plan Administrator may change its selection of the default Permissible Investment from time to time in its sole and absolute discretion.

c. Although a Participant may designate the type of investments in which his or her Accounts will be deemed to be invested for earnings calculation purposes, the Plan Administrator will not be bound by such a designation; that is, the amounts credited to a Participant’s Accounts might not actually be invested in the underlying designated Permissible Investments. The designation of a Permissible Investment will not require the Company to invest or earmark its general assets in any particular manner. The Accounts will be hypothetically invested in the designated Permissible Investments, and net gains and losses associated with the Permissible Investments will be credited or debited to the Accounts, as applicable, as provided in Section 4.3.

ARTICLE IV. PARTICIPANT ACCOUNTS AND UNFUNDED NATURE OF THE PLAN

4.1 Deferral Accounts. The Plan Administrator (or its designee) will establish and maintain a Deferral Account for each Participant under the Plan. As soon as administratively feasible after amounts are withheld and deferred from a Participant’s Base Salary and/or Performance Bonus, the Plan Administrator (or its designee) will credit the Participant’s Deferral Account with an amount equal to the Base Salary and/or Performance Bonus deferred by the Participant in accordance with the Participant’s election(s) pursuant to Section 3.1.

4.2 Company Matching Contribution Accounts. The Plan Administrator (or its designee) will establish and maintain a Company Matching Contribution Account for each Participant who was credited with a Company Matching Contribution Amount prior to January 1, 2018.

4.3 Adjustment for Earnings and Losses. Pursuant to rules and procedures acceptable to the Plan Administrator, for each day on which the securities markets in the United States are open for trading, the Plan Administrator’s designated record keeper for the Plan will adjust each Participant’s Account(s) to reflect investment returns or losses of the Measurement Funds selected by the Participant pursuant to Section 3.3

4.4 Accounts are Unfunded. The Plan is unfunded. The maintenance of individual accounts is for bookkeeping purposes only. The Company is not obligated to acquire, segregate, or set aside, in trust or otherwise, any assets of any kind for the discharge of its obligations under the Plan, nor will any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations under the Plan. The Company may, in its sole discretion, establish a trust, pursuant to a trust agreement between the Company and the trust’s trustee, under which assets are held, administered, and managed, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, until paid to Participants and their Beneficiaries as specified in the Plan.

ARTICLE V. VESTING

5.1 Participant Contributions. A Participant’s interest in his or her Deferral Account will be 100% Vested at all times.

5.2 Company Contributions. A Participant’s interest in his or her Company Matching Contribution Account will be 100% Vested at all times.

ARTICLE VI. DISTRIBUTIONS

6.1. Distribution of Participant Accounts.

a. Distribution Due to Separation from Service or Scheduled Withdrawal Payment Date.

i. Distribution Event – Separation from Service. In the case of a Participant who incurs a Distribution Event due to Separation from Service and the distribution provision in Section 6.1(a) does not apply because the Participant has a Vested Account balance, including amounts deferred under all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury regulation section 1.409A-1(c)(2), of more than the applicable dollar amount under Code section 402(g)(1)(B), the Participant will receive, or will begin to receive if payable in installments, his or her Distributable Amount, in the form elected by the Participant as of his or her Payment Date associated with the Separation from Service.

ii. Distribution Event – Scheduled Withdrawal Payment Date. In the case of a Participant who incurs a Distribution Event due to a Scheduled Withdrawal Payment Date, the Participant will receive, or will begin to receive if payable in installments, his or her Distributable Amount, in the form elected by the Participant as of his or her Payment Date associated with the Scheduled Withdrawal Payment Date.

b. Distribution Due to Death. In the case of a Participant who dies before his or her Accounts have been distributed in full, the Participant’s Beneficiary will receive the total undistributed Vested balance in the Participant’s Accounts in a lump sum distribution as soon as administratively feasible following the Participant’s death but no later than 90 days following the date of the Participant’s death.

c. Earnings. A Participant’s Accounts will continue to be adjusted for earnings and losses pursuant to Section 4.3 until all amounts credited to his or her Accounts under the Plan have been distributed.

6.2. Designation of Beneficiary. A Participant may, in a time and manner determined by the Plan Administrator, designate a Beneficiary (including one or more contingent Beneficiaries) to receive any benefits payable under the Plan in the event of the Participant’s death. No Beneficiary designation with respect to the Plan will become effective until it is filed with the Plan Administrator (or its designee). Any Beneficiary designation will be revocable at any time through a written instrument filed by the Participant with the Plan Administrator (or its designee) with or without the consent of the previous Beneficiary; provided, however, that the Plan does require spousal consent for married Participants to designate a non-spouse beneficiary. If a Participant fails to designate a Beneficiary or contingent Beneficiary, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse will be the Participant’s Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, then the Participant’s estate will be the Participant’s Beneficiary. Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed under the Plan will terminate any and all liability of the Company with respect to the deceased Participant.

6.3. Unforeseeable Emergency Withdrawal. In the event of an Unforeseeable Emergency, a Participant will be permitted to elect an Unforeseeable Emergency Withdrawal from his or her Vested Accounts prior to his or her Payment Date, subject to the following restrictions:

a. The election to take an Unforeseeable Emergency Withdrawal must be made by filing a form (electronically or otherwise) provided by and filed with the Plan Administrator (or its designee) in the time and manner determined by the Plan Administrator (or its designee).

b. An Unforeseeable Emergency Withdrawal may not be made unless the Plan Administrator (or its designee), in its discretion, determines that the distribution is necessary to alleviate an “Unforeseeable Emergency” within the meaning given to that term under Code section 409A and Treasury regulation section 409A-3(i)(3). In general, “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her dependent (as defined in Code section 152(a)), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The circumstances that would constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, an Unforeseeable Emergency Withdrawal may not be made to the extent that the financial hardship resulting from the Unforeseeable Emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (3) by cessation of Deferrals under this Plan.

c. The amount determined by the Plan Administrator (or its designee) as an Unforeseeable Emergency Withdrawal will be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Unforeseeable Emergency Withdrawal is approved by the Plan Administrator (or its designee). The Unforeseeable Emergency Withdrawal will be treated as taken pro rata from each of the Measurement Funds in which the Participant’s Accounts are deemed invested under Section 3.3.

d. If a Participant receives an Unforeseeable Emergency Withdrawal during a Plan Year, the Participant will be ineligible to defer Compensation under the Plan for the balance of the Plan Year.

6.4. Distribution Upon Adverse Finding by the Internal Revenue Service. If the Internal Revenue Service asserts that amounts deferred by a Participant pursuant to the Plan are included in the Participant’s income for federal income taxes before distribution, the Plan Administrator (or its designee) will cause to be distributed to the Participant from his or her Vested Account an amount equal to all taxes, interest and penalties owed by the Participant as a result of that inclusion in taxable income.

6.5. Inability to Locate Participant. In the event that the Plan Administrator (or its designee) is unable to locate a Participant or Beneficiary within two (2) years following the required Payment Date, the amounts credited to the Participant’s Accounts will be forfeited. If the Participant or Beneficiary later claims a benefit after it has been forfeited pursuant to the preceding sentence, the benefit will be reinstated without interest or earnings.

ARTICLE VII. ADMINISTRATION

7.1. Plan Administrator. The Plan Administrator will be the administrator of the Plan and will have full discretionary power and authority to administer the Plan in all its details.

7.2. Plan Administrator Action. The Plan Administrator may act at meetings by affirmative vote of a majority of the members of the Plan Administrator. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to the action, a written consent to the action is executed (manually or electronically) by all members of the Plan Administrator and filed with the minutes of the proceedings of the Plan Administrator. A member of the Plan Administrator cannot vote or act upon any matter that relates solely to himself or herself as a Participant. Any member or members of the Plan Administrator may execute any certificate or other written direction on behalf of the Plan Administrator.

7.3. Powers of the Plan Administrator.

The Plan Administrator’s powers a will include, but will not be limited to, the following:

a. To select the Measurement Funds in accordance with Section 3.3(b);

b. To construe and interpret the terms and provisions of the Plan and to decide any and all questions arising under the Plan, including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

c. To determine the amounts to be distributed to any Participant or Beneficiary in accordance with the terms of the Plan and determine the person or persons to whom the amounts will be distributed;

d. To maintain all records that may be necessary for the administration of the Plan;

e. To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as required by law;

f. To make, publish, and enforce such rules for the regulation of the Plan and procedures for the administration of the Plan that are not inconsistent with the written terms of the Plan, as the Plan Administrator deems necessary or advisable for the efficient administration of the Plan;

g. To allocate or delegate its powers to other persons;

h. To appoint persons to carry out administrative and recordkeeping functions with respect to the Plan; and

i. To take all other actions necessary for the administration of the Plan.

7.4. Construction and Interpretation. The Plan Administrator will have full discretionary authority to construe and interpret the terms and provisions of the Plan, and the Plan Administrator’s interpretations or construction will be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Plan Administrator will administer the Plan’s terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all applicable laws.

7.5. Information. To enable the Plan Administrator to perform its functions, the Company will supply full and timely information to the Plan Administrator or its designee on all matters relating to the Compensation of all Participants, their death or other events that cause termination of their participation in this Plan, and such other pertinent facts as the Plan Administrator may require.

7.6. Compensation, Expenses and Indemnity.

a. The members of the Plan Administrator will serve without compensation for their services under the Plan.

b. The Plan Administrator is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties with respect to the Plan. Expenses and fees in connection with the administration of the Plan will be paid by the Company.

c. To the extent permitted by applicable law, the Company will indemnify and hold harmless the Plan Administrator and each Plan Administrator member, the Board, and any delegate of the Plan Administrator who is an employee of the Company, against any and all expenses, liabilities and claims, including legal fees to defend against liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity will not preclude further indemnities that may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as permitted under applicable law.

7.7. Account Statements. At least once each year, each Participant will be furnished (electronically or otherwise) a statement setting forth the value of his or her Accounts.

7.8. Claims and Appeals Procedures. Any person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan must file a written claim for the benefit with the Plan Administrator (or its designee). If the Plan Administrator (or its designee) denies the claim in whole or in part, it will issue to the claimant a written notice explaining the reason(s) for the denial (with specific reference to the Plan provisions on which the denial is based), and describing any additional information or documentation that might enable the claimant to perfect his or her claim (with an explanation of why the information or documentation is necessary). The written notice will also include appropriate information as to the steps to be taken if the claimant wishes to request a review of the claim denial (including the time limits for requesting a review). Within sixty (60) days after receiving a written notice of denial, the claimant may submit a written request for a review of the initial denial to the Plan Administrator (or its designee), together with a written explanation of the basis for the request. The claimant or his or her duly authorized representative may, but need not, review pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator (or its designee). If the claimant does not request a review within that sixty (60) day period, he or she will be barred from challenging the Plan Administrator’s (or its designee’s) determination. Within sixty (60) days after the Plan Administrator’s (or its designee’s) receipt of a request for review, the Plan Administrator (or its designee) will consider the request and provide the claimant with a written decision, which will include a written explanation of the reasons for the decision (with reference to the specific Plan provisions on which the decision is based). If special circumstances require an extension of the sixty (60) day time period for considering the claimant’s request for review, the Plan Administrator (or its designee) may extend that period by up to an additional sixty (60) days by notifying the claimant in writing, before the end of the original sixty day decision period, of the extension, the reasons for it, and when a decision can be expected. All interpretations, determinations, and decisions of the Plan Administrator (or its designee) with respect to any claim will be final and conclusive in the absence of clear and convincing evidence that the interpretation, determination, or decision was made arbitrarily or capriciously. A Participant must use and exhaust the Plan’s administrative claim and appeal procedure described above before filing a lawsuit or taking other legal action of any kind against the Plan. Further, no lawsuit or legal action related to a benefit decision may be filed in any court of law or any other forum unless it is commenced within two years of the Plan’s final decision on the claim. If the Plan Administrator determines an appeal is untimely, the Plan’s latest decision on the claim is the final decision date.

ARTICLE VIII. MISCELLANEOUS

8.1. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns will have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company will be held in any way as collateral security for fulfilling the Company’s obligations under the Plan. Any and all of the Company’s assets will be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligations under the Plan are merely an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries will be no greater than those of unsecured general creditors. It is the Company’s intention the Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA, and the Plan will be interpreted to effectuate this result.

8.2. Restriction Against Assignment. The Company will pay all amounts payable under the Plan only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts will be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor will a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor will any Participant or Beneficiary have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments under the Plan in any manner whatsoever (including, without limitation, under a domestic relations order). Any attempt to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, will be null and void in all respects.

8.3. Withholding. Notwithstanding any other provision of the Plan to the contrary, all payments under the Plan will be subject to reduction for all applicable tax withholdings and other legally or contractually required withholdings. To the extent that amounts credited under the Plan are includable in “wages” for purposes of Chapter 21 of the Code, or are otherwise includable in taxable income, prior to distribution the Company may deduct the required withholding with respect to the wages or income from compensation currently payable to the Participant, or the Plan Administrator or its designee may reduce the Participant’s Accounts under the Plan or require the Participant to make other arrangements satisfactory to the Company for the satisfaction of the Company’s withholding obligations.

8.4. Amendment, Modification, Suspension or Termination. The Board (or its designee), in its sole discretion, may amend or terminate the Plan at any time, in whole or in part, except that no amendment or termination will operate (a) to reduce or deprive a Participant or Beneficiary of any benefit accrued prior to the time of the amendment or termination, (b) to result in an acceleration of the distribution of benefits under the Plan (due to a termination of the Plan or any other reason), unless the acceleration complies with Code section 409A and its interpretive regulations, or (c) to cause any other violation of Code section 409A or the guidance thereunder. Notwithstanding anything in the Plan to the contrary or any election of a Participant to the contrary, in the event that the Company, by action of the Board or its designee, terminates the Plan and all other agreements, methods, programs, and other arrangements sponsored by the Company with respect to which deferrals of compensation are treated as having been deferred under a single plan with this Plan under Treasury regulation section 1.409A-1(c)(2), the Company will have the discretion to accelerate the time of payment under the Plan, provided that no payments occur within twelve (12) months of the termination of those plans or agreements (other than payments that would be payable under the plans or agreements absent termination), all payments are made within twenty-four (24) months of termination of the plans or agreements, and for three (3) years following the date of termination of the Plan the Company does not adopt a new plan or agreement that would be aggregated with the Plan if the same participants participated in the new plan or agreement.

8.5. Rules and Procedures Relating to Payments. Any payment to a Participant or Beneficiary in accordance with the provisions of the Plan will, to the extent of that payment, be in full satisfaction of all claims against the Plan Administrator and the Company. Prior to paying any benefit under the Plan, the Plan Administrator (or its designee) may require a Participant or Beneficiary to provide such information or documentation as the Plan Administrator (or its designee), in its sole discretion, deems necessary for it to make any determination required under the Plan. To the extent permitted under Code section 409A, the Plan Administrator or its designee may delay payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow the filing in any court of competent jurisdiction for a legal determination of the benefits to be paid and the person to receive them. The Plan Administrator specifically reserves the right to correct errors of every sort, and each Participant agrees, on his or her own behalf and on behalf of any Beneficiary, to any method of error correction specified by the Plan Administrator or its designee. The Plan Administrator is authorized to recover any payment made in error.

In the event that any amount becomes payable under the Plan to a minor or other person who, in the sole judgment of the Plan Administrator (or its designee), is considered by reason of physical or mental condition to be unable to give a valid receipt for the payment, the Plan Administrator (or its designee) may direct that the payment be made to the person’s spouse, parent, or other party found by the Plan Administrator (or its designee), in its sole judgment, to have assumed the care of the payee, unless a duly qualified guardian or other legal representative has been appointed, in which case payment will be made to that guardian or legal representative. Any payment made pursuant to the preceding sentence will constitute a full release and discharge of the Plan Administrator (or its designee) and the Company.

8.6. Limitation of Rights and Employment Relationship. Neither the establishment of the Plan, nor any amendment of it, nor the creating of any fund or account, nor the payment of any benefits will be construed as giving to any Participant, Beneficiary, or other person any legal or equitable right against the Company except as provided in the Plan; and in no event will the terms of employment of any employee or Participant be modified or in any way be affected by the provisions of the Plan.

8.7. Code Section 409A. The Company intends that all benefits and payments to be made to a Participant or Beneficiary under the Plan will be provided or paid in compliance with all applicable provisions of Code section 409A and its interpretive regulations, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting Code section 409A, and the Plan will be construed and administered in accordance with this intent. The Plan may be modified to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Code section 409A in connection with, or the benefits and payments to be provided or paid to a Participant or Beneficiary under, the Plan. Any such modification will maintain the original intent and benefit to the Company and the Participant of the applicable Plan provision, to the maximum extent possible without violating Code section 409A. All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Code section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Code section 409A will be paid under the applicable exception. Further, for purposes of the limitations on nonqualified deferred compensation under Code section 409A, each payment of compensation under the Plan will be treated as a separate payment. In no event may a Participant, directly or indirectly, designate the calendar year of a payment, other than when making their deferral election. Although the Plan Administrator intends to administer the Plan in accordance with Code section 409A, the Company and the Plan Administrator make no guarantee of the tax consequences of participating in the Plan and will not be liable for income tax, interest, or additional taxes or penalties assessed against a Participant or Beneficiary for any reason.

8.8. Attachment for Certain Prior Funds. The Company has completed a Superseding Provisions Addendum that reflects the provisions of the Plan that supersede certain of the above provisions of the Plan. Such Superseding Provisions Addendum is reflected in Attachment A.

IN WITNESS WHEREOF, the Company has executed this document this 17th day of July, 2025.

BrightView Landscapes, LLC
By:	/s/ Katherine Canty
Title:	SVP, Compensation & Benefits

Attachment A

Superseding Provisions Addendum

The following provisions apply only with respect to amounts accrued under the Plan prior to October 1, 2008.

Article I. PAYMENT OF BENEFITS

1.1 Distribution Elections

A Participant shall specify the time and form of distribution separately for his or her Accounts for each Plan Year he or she makes a deferral election.

1.2 Timing of Distributions — Benefit Distribution Date

(a) Elected by Participant. A Participant shall separately elect, at the time of each deferral of Base Salary or Performance Bonus, to receive the associated distribution from his or her Account in accordance with one of the following three options (“Benefit Distribution Date”):

(1) The earlier of:

(a) A specific date which occurs no earlier than during the second Plan Year following the Plan Year in which the amounts designated for distribution are credited; or

(b) As soon as administratively feasible following the date of Separation from Service with the Company;

(2) Separation from Service with the Company; or

(3) A specific date which occurs no earlier than during the second Plan Year following the Plan Year in which the amounts designated for distribution are credited.

(b) Failure to Elect. In the event a Participant fails to provide a Benefit Distribution Date, Section 1.2(a)(2) of this Addendum shall automatically apply. Active employees of the Company may revise the Benefit Distribution Date in accordance with the revised distribution election provisions in Section 1.4 of this Addendum.

1.3 Form of Distribution

(a) Elected by Participant. A Participant shall separately elect, at the time of each deferral of Base Salary or Performance Bonus, the associated form of distribution from his or her Account in a manner prescribed by the Plan Administrator in accordance with one of the following two payment options:

(1) A single lump sum payment, or

(2) Monthly, quarterly or annual installments, with an installment term of between two (2) and fifteen (15) years.

(b) Failure to Elect. In the event a Participant fails to provide the form of distribution, Section 1.3(a)(1) of this Addendum shall automatically apply.

1.4 Permitted Acceleration of Payment

Notwithstanding the Participant’s elected time and form of distribution pursuant to Section 1.2 of this Addendum and the restrictions of Section 1.3 of this Addendum, the time or schedule of a payment shall be accelerated in the following circumstances:

(a) Payment shall be made to the extent necessary to comply with a domestic relations order (as defined in Code section 414(p)(1)(B)) that meets the requirements of the Company’s domestic relations order procedures applicable to non-qualified plans, if such payment is made to an individual other than the Participant.

(b) Payment shall be made to the extent necessary to comply with a certificate of divestiture (as defined in Code section 1043(b)(2)).

(c) For Plan Years, prior to January 1, 2008, payment of a Participant’s entire Account shall be made upon his or her Separation from Service, provided that (i) the payment is made on or before the later of (A) the December 31 of the calendar year in which the Participant’s Separation from Service occurs or (B) the date that is two and one-half (2-1/2) months after the Participant’s Separation from Service and (ii) the payment is not greater than $10,000.

For Plan Years commencing on and after January 1, 2008, payment of a Participant’s entire Account may be made in a single sum payment at any time provided that (i) the payment results in the termination and liquidation of the Participant Account and all accounts under similar plans subject to Code section 409A and applicable regulations determined under the aggregation provisions; and (ii) the payment does not exceed the applicable dollar amount under Code section 402(g)(1)(B), as indexed, for that year.

(d) Payment is permitted to the extent necessary to satisfy any applicable federal, state and local income tax withholding federal payroll withholding requirements pursuant to provisions of Code section 409A and the regulations thereunder, related to benefits provided in the Plan.

1.5 Payment For Unforeseeable Emergency

A Participant who incurs a severe financial hardship as defined in this subsection (a) and does not have other available resources as described in this subsection (b), may apply to the Plan Administrator for an immediate distribution from his or her Account in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution.

(a) A Participant incurs a severe financial hardship as a result of the following:

(i) a sudden and unexpected illness or accident involving the Participant or his or her spouse or any dependent (as determined pursuant to Code section 152(a)),

(ii) a casualty loss involving the Participant’s property or

(iii) other similar extraordinary and unforeseeable event beyond the Participant's control.

(b) Such Participant does not have any other resources available, whether through reimbursement or compensation (by insurance or otherwise), liquidation of existing assets (to the extent such liquidation would not itself result in financial hardship), or cessation of deferrals, to satisfy such financial emergency.

(c) The determination of whether a Participant has incurred a severe financial hardship entitling the Participant to a payment under this Section shall be made by the Plan Administrator (or its designee) on a uniform and non-discriminatory basis, and shall be based on appropriate documentation or other evidence required by the Plan Administrator.

1.6 Payment of Death Benefits

(a) Each Participant shall designate a beneficiary on the proper beneficiary form as prescribed by the Plan Administrator to receive his or her Accounts in the event of death. If a Participant dies with a balance credited to his or her Accounts, such balance shall be paid to the applicable beneficiary or beneficiaries in a single lump-sum.

(b) Any distributions pursuant to this Section will occur following the date of death and receipt by the Company of acceptable proof of the Participant’s death and approval by the Plan Administrator.

(c) Notwithstanding the above, if no beneficiary designation is on file with the Company at the time of death of the Participant or such designation is not effective for any reason then the designated beneficiary to receive such benefits shall be as follows:

(1) the Participant’s surviving spouse; or

(2) if there is no surviving spouse, then to the Participant’s estate.

(d) All decisions made by the Plan Administrator in good faith and based upon affidavit or other evidence satisfactory to the Plan Administrator regarding questions of fact in the determination of the identity of such beneficiary(ies) shall be conclusive and binding upon all parties, and payment made in accordance therewith shall satisfy all liability hereunder.

1.7 Disability

As soon as possible following a determination by the Plan Administrator of a Disability all plan benefits are immediately payable according to one of the following:

(a) In the form of a single lump sum; or,

(b) According to the times and in the forms of distribution originally elected by the Participant each class year.

Should a Participant during an annual election period fail to make an election for time and form of payment pursuant to this section, the benefit distribution will be made in the form of a single lump sum for the applicable class year.

1.8 Valuation of Distributions

The benefit amount of a Participant’s Account to be distributed pursuant to this Article I shall be based on the value of such Accounts on any business day that the New York Stock Exchange is open for trading as soon as practicable after instructions are received in good order by the Plan Administrator.

1.9 Timing of Distributions

Distributions made pursuant to this Article I shall be made at the following times:

(a) Specific Date – A specific date which occurs no earlier than during the second Plan Year following the Plan Year in which the deferrals designated for distribution were made. Any distribution election made in accordance with a specific date shall be made as soon as administratively feasible following the elected specific date, but no later than the end of the calendar year containing the date or, if later, the 15th day of the third calendar month following the specified date.

(b) Event – Any distribution election made in accordance with Separation from Service, Death, Disability or Unforeseeable Emergency shall be made as soon as administratively feasible following the event, but no later than 90 days following the event.

Article II. TRANSITION ELECTIONS

2.1 Section 409A Restatement

All credits made to Participants’ Accounts under the terms of the Plan shall be made subject to the provisions of Code Section 409A, applicable regulations thereunder and IRS Notice 2005-1.

2.2 Re-Election of Time and Form of Payment

(a) The Plan shall require all active Participants to re-elect the distribution time and form of payment for all credits accumulated through December 31, 2006.

(b) Participants shall complete an election in a manner prescribed by the Plan Administrator or its designee one-time revised distribution elections according to the options stated under Sections 1.2 and 1.3 of this Addendum. Elections shall be based on the entire credit balance of Participants' aggregated Accounts.

(c) Participants’ transitional Distribution Elections shall become effective on January 1, 2007.

2.3 Distributions Scheduled for 2006

Notwithstanding Section 2.2(a) of this Addendum, payments scheduled to be made or to commence in 2006 must be made according to the original election on file.

2.4 Participant Accounts in Payment Status

Notwithstanding Section 7.2(a) of this Addendum, Participant Accounts in payment status on December 31, 2006 shall continue to be governed by the Participant’s original election on file.

2.5 Credits made in 2006

Pursuant to Section 1.2, and notwithstanding Section 2.2 of this Addendum, no credits made to Participant Accounts during 2006 may be paid earlier than January 1, 2008

[End of Plan document.]